Exhibit 99.1

FOR IMMEDIATE RELEASE

Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 492-0505 www.metabolix.com
Investor Relations Contact: Kathleen Heaney Integrated Corporate Relations (203) 803-3585 ir@metabolix.com	Media Contact: Jackie Kolek Integrated Corporate Relations 203-682-8200

Metabolix, Inc. Reports Third Quarter and Nine Month 2006 Financial Results

Cambridge, Massachusetts, December 11, 2006. Metabolix, Inc. (NASDAQ:  MBLX) today reported financial results for the three and nine months ended September 30, 2006.  The Company reported a net loss of $4.2 million for the third quarter of 2006 and $8.6 million for the nine months ended September 30, 2006 as compared to a net loss of $1.9 million and $5.3 million for the comparable periods in 2005, respectively.

In November 2006, the Company completed its initial public offering (IPO) raising net proceeds of approximately $99.5 million, including the exercise of the underwriters over allotment option, and an additional $7.5 million in a private placement of shares purchased by Archer Daniels Midland Company (ADM) at the time of the IPO.  Accordingly, as of November 30, 2006, the Company’s cash and marketable securities totaled $122.7 million.  Proceeds from the offering will be used primarily for investments in equipment for pilot manufacturing and commercial formulation of Natural Plastic, pre-commercial manufacturing and marketing activities with ADM, as well as for further research and development for the Company’s switchgrass and other programs.

James Barber, CEO commented, “We continue to make significant strides in the commercialization of Natural Plastic and look forward to continued progress on the construction of our manufacturing facility with Archer Daniels Midland.”  Mr. Barber further commented, “The entire management team and Board of Directors are pleased with the successful completion of our IPO. The company is now well positioned to fund its research programs and the commercialization of Natural Plastic.”

Third Quarter/Nine Month 2006 Review

Metabolix reported net cash provided by operating activities of $0.2 million for the third quarter 2006, which compares to net cash used in operating activities of $(0.6) million for the comparable quarter in 2005.  For the nine months ended September 30, 2006 net cash used in operating activities decreased to $(2.7) million from $(3.3) million in 2005.  Metabolix currently manages its operating activities with an emphasis on their impact on cash.  For the three months and nine months ended September 30, 2006 the reduction in net cash used in operating activities was due to an increase in collaborative partner payments received from Archer Daniels Midland Company which offset the Company’s increasing expenditures for pilot manufacturing, sales and marketing activities related to the commercialization of Natural Plastic and for general administrative activities.  Payments received from ADM are presently recorded as deferred revenue for GAAP purposes.

Revenue for the third quarter of 2006 was $0.4 million as compared to $0.6 million in third quarter 2005.  The decrease was primarily attributable to a reduction in government grant revenue.  Collaborative partner payments totaled $3.3 million for the quarter, all of which was recorded as deferred revenue.  For the nine months ended September 30, 2006 revenue increased to $4.2 million from $2.1 million for the same period of the prior year.  The increase in revenues from 2005 was primarily the result of recognizing $2.5 million of previously deferred revenue upon the termination of the Company’s joint development arrangement with BP in the first quarter of 2006.  During the nine month period ended September 30, 2006, the Company received $6.4 million in collaborative partner payments that were recorded as deferred revenue.

Total operating expenses in the third quarter of 2006 were $4.9 million as compared to $2.5 million in third quarter 2005.  For the nine months ended September 30, 2006 total operating expenses increased to $13.4 million from $7.4 million in the nine months ended September 30, 2005.  The increase in operating expenses was due to an increase in research and development as well as general and administrative activities.  In addition, the Company had stock compensation expense of $0.4 million and $1.2 million in the third quarter and nine months 2006, respectively, due in part to the implementation of FAS 123R in 2006.

Research and development expenses were $2.8 million and $7.5 million for the three and nine months ended September 30, 2006, respectively, up from $1.3 million and $4.1 million for the comparable periods in 2005.  An increase in the pilot production of Natural Plastic material for customer and product development activities and increased personnel were the primary drivers for the increase in research and development expense.

General and administrative expenses were $2.0 million and $5.8 million in the three and nine months ended September 30, 2006, respectively, up from $1.2 million and $3.3 million for the comparable periods in 2005.  General and administrative expenses increased primarily due to expenses related to the addition of personnel for the Company’s sales and marketing initiatives as well as administrative initiatives to support expanding commercialization activities, including requirements associated with being a public company.

The Company reported a net loss of $4.2 million for the third quarter of 2006 and $8.6 million for the nine months ended September 30, 2006 as compared to a net loss of $1.9 million and $5.4 million for the comparable periods in 2005, respectively.  On a per share basis, the net loss in the third quarter 2006 was $1.41 compared to $0.65 in the prior year period.  For the nine month period, the Company reported a net loss per share of $2.86 as compared to a net loss per share of $1.78 for the first nine months of 2005.  The per share figures above do not reflect the Company’s initial public offering, which occurred in the fourth quarter and resulted in the conversion of preferred stock into 9,992,041common shares.

Thomas Auchincloss, CFO commented, “We benefited from the initiation of support payments from ADM this quarter and generated positive net cash flow from operating activities.  As we are expanding our pilot manufacturing and sales and marketing activities to commercialize Natural Plastic, as well as our research and development, we expect that these expenditures will exceed our payments from collaborative partners in future quarters.”

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding commencement and completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial manufacturing facility, manufacturing plans and performance including the timing of commencement of commercial production of Natural Plastic, commercial viability of Natural Plastic, current or future financial performance and position, management's strategy, plans and objectives for future operations, product development, present and future research and development, regulatory approval and intellectual property, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our dependence on our collaborative partner for construction of the commercial manufacturing facility, ADM’s ability to complete construction of the commercial manufacturing facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Natural Plastic at commercial scale and in a timely and economic manner, the success of collaborative arrangement with ADM, the market acceptance of our products, our ability to compete with petrochemical-based plastics, fuels and chemicals, our ability to generate future revenues, our expectation of incurring continued losses, the success of our research and development programs, our ability to develop and successfully commercialize Natural Plastic, our ability to obtain required regulatory approvals, our ability to obtain, maintain and protect intellectual property rights for our products, our limited sales and manufacturing capabilities, our ability to hire and retain skilled personnel, and other risks detailed in Metabolix' filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1 which was declared effective on November 9, 2006. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

About Metabolix

Founded in 1992, Metabolix, Inc. is developing and commercializing environmentally sustainable and totally biodegradable Natural Plastic as a clean alternative to petroleum-based plastics. The Company is taking a systems approach, from gene to end product, to integrate sophisticated biotechnology with current industrial practice to produce plastics, fuels and chemicals from renewable resources.  In addition to its microbial fermentation platform for production of Natural Plastic, Metabolix is also developing a proprietary platform technology for co-producing, in non-food plant crops such as switchgrass, Natural Plastic and biomass for biofuels such as ethanol and for chemical products. For more information, please visit www.metabolix.com.     (MBLX-G)

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METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue
Research and development revenue	$2	—	$2,505	32
License fee and royalty revenue from related party	38	58	227	192
Grant revenue	383	507	1,501	1,850
Total revenue	423	565	4,233	2,074

Operating expenses
Research and development expenses, including cost of revenue	2,842	1,281	7,512	4,105
General and administrative expenses	2,031	1,245	5,846	3,323
Total operating expenses	4,873	2,526	13,358	7,428
Loss from operations	(4,450)	(1,961)	(9,125)	(5,354)

Other income (expense)
Interest income	225	22	567	67
Interest expense	(5)	(3)	(7)	(15)
Net loss	$(4,230)	(1,942)	$(8,565)	(5,302)

Net loss per share
Basic and Diluted	$(1.41)	$(0.65)	$(2.86)	$(1.78)
Number of shares used in per share calculations
Basic and Diluted	3,009,146	2,976,440	2,995,033	2,974,452

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$6,185	$1,835
Short-term investments	9,140	1,339
Restricted cash	498	496
Accounts receivable	—	30
Unbilled receivable	181	431
Other current assets	245	124
Total current assets	16,249	4,255
Property and equipment, net	3,445	3,005
Other assets	1,690	65
Total assets	$21,384	$7,325

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable	$962	$1,299
Accrued expenses	1,605	831
Advances on financing from investors	—	615
Current portion of capital lease obligations	—	63
Current portion of deferred rent	165	165
Total current liabilities	2,732	2,973
Deferred rent	1,089	1,213
Long-term deferred revenue	9,622	5,621
Other long-term liabilities	71	67
Total liabilities	13,514	9,874
Commitments and contingencies
Redeemable convertible preferred stock	61,442	44,009
Stockholders’ Deficit
Common stock ($0.01 par value per share); 26,500,000 and 23,000,000 shares authorized at September 30, 2006 and December 31, 2005, respectively; 2,077,299 and 1,812,828 shares issued at September 30, 2006 and December 31, 2005, respectively; 2,066,675 and 1,802,204 shares outstanding at September 30, 2006 and December 31, 2005, respectively	21	18
Treasury stock (at cost); 10,624 shares at 2006 and 2005	(35)	(35)
Additional paid-in capital	5,270	3,634
Deferred compensation	(95)	—
Other comprehensive income	7	—
Accumulated deficit	(58,740)	(50,175)
Total stockholders’ deficit	(53,572)	(46,558)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$21,384	$7,325

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities
Net loss	$(8,565)	$(5,302)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	693	198
Stock-based compensation	1,211	4
Changes in operating assets and liabilities:
Accounts receivable	30	17
Unbilled receivable	250	115
Other current assets	(121)	(83)
Accounts payable	(488)	(176)
Accrued expenses	430	514
Deferred rent	(124)	(124)
Deferred revenue	4,001	1,570
Net cash used in operating activities	(2,683)	(3,267)

Cash flows from investing activities
Purchase of property and equipment	(1,133)	(489)
Restricted cash	(2)	2
Proceeds from maturity of short-term investments	17,505	—
Purchase of short-term investments	(25,299)	—
Net cash used in investing activities	(8,929)	(487)

Cash flows from financing activities
Principal payments for capitalized lease obligations	(63)	(92)
Payments on convertible promissory note	—	(300)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	16,819	4,829
Proceeds from options exercised	29	12
Proceeds from warrants exercised	303	—
Deferred initial public offering costs	(1,126)	—
Net cash provided by financing activities	15,962	4,449

Net increase in cash and cash equivalents	4,350	695
Cash and cash equivalents at beginning of period	1,835	3,152
Cash and cash equivalents at end of period	$6,185	$3,847

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